UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 0-23220

                               HEALTH POWER, INC.
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             (Exact name of registrant as specified in its charter)

          1209 Orange Street, Wilmington, Delaware 19801 (302) 636-7593
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4 (a) (1) (i)      [x]          Rule 12h-3 (b) (1) (i)      [x]
     Rule 12g-4 (a) (1) (ii)     [_]          Rule 12h-3 (b) (1) (ii)     [_]
     Rule 12g-4 (a) (2) (i)      [_]          Rule 12h-3 (b) (2) (i)      [_]
     Rule 12g-4 (a) (2) (ii)     [_]          Rule 12h-3 (b) (2) (ii)     [_]
                                              Rule 15d-6                  [_]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Health Power, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             HEALTH POWER, INC.


Dated:  December 21, 2000                    By: /s/ Robert J. Bossart
                                             --------------------------------
                                             Name:   Robert J. Bossart
                                             Title:  Chairman and Chief
                                                     Executive Officer